Exhibit 99.1

101 Gateway Centre Parkway • Richmond, Virginia  23235 • Telephone: 804-267-8000 • Fax: 804-267-8850 • Website: www.landam.com

FOR IMMEDIATE RELEASE: February 18, 2004	CONTACTS: G. William Evans Chief Financial Officer (804) 267-8114	H. Randolph Farmer Senior Vice President Corporate Communications (804) 267-8120

LANDAMERICA ANNOUNCES COMMON STOCK

REPURCHASE PROGRAM

LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announced today that its Board of Directors has approved a program to purchase over the next twelve months up to 1.25 million shares, or approximately 7%, of its outstanding common stock.  The Company has allocated $50 million to this program.  Purchases of stock will be accomplished primarily on the open market, with the timing of such transactions subject to market conditions and SEC regulations.  The Company anticipates funding for this program to come from available corporate funds, an existing credit facility, and future excess cash flow.  The program would be in addition to the open market purchases presently made in connection with LandAmerica’s employee benefit plans.

The Company will sponsor a conference call for analysts and shareholders on Thursday, February 19, 2004, at 10:00 AM ET to discuss the stock repurchase program and fourth quarter and year-end results.  Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica”.  The call will be simultaneously broadcast over the Internet via LandAmerica’s Web site (www.landam.com), in the Calendar of Events area located within Investor/Financial Information.  Additionally, an audio archive of the call can be accessed two hours after the completion of the live call via LandAmerica’s Web site.

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LandAmerica Financial Group, Inc., headquartered in Richmond, Virginia, is a leading provider of real estate transaction services. LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation, Transnation Title Insurance Company, LandAmerica OneStop, LandAmerica LERETA, LandAmerica Info1, and Inspectech, services its residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, and Latin America.  More information about the company and an archive of its press releases can be found at www.landam.com.